"WASHINGTON, D.C. 20549"

SCHEDULE 13 G

UNDER THE EXCHANGE ACT OF 1934


(AMENDMENT NO.		5	)	*


NAME OF ISSUER:		BROWN AND SHARPE MANUFACTURING



TITLE OF CLASS
OF SECURITIES:		COMMON


CUSIP:		115223208



Check the following box if a fee is being paid with
this statement						[    ]

(A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendmentsubsequent thereto reporting beneficial ownership of five percentor less of such class.)
  (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject
"class of securities,and for any subsequent amendment containing " information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page
"shall not be deemed to be ""filed"" for the purpose of Section 18" "of the Securities Exchange Act of 1934 ( ""ACT"" ) or otherwise" subject to the liabilities ofthat section of the act but shall be subject to all other provisions of Act
"(however, see the Notes)."




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				13 G


CUSIP NO.		115223208


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. ID NO			Fiduciary Trust Company International
	OF ABOVE
	PERSON			13 - 5069335


2	CHECK THE APPROPRIATE			(A)		(B)	XX
	BOX IF A MEMBER OF A
	GROUP*


3	SEC USE ONLY


4	CITIZEN OR PLACE OF ORGANIZATION					NEW YORK STATE


NUMBER OF	5	SOLE VOTING POWER					19402
SHARES
BENEFICIARY	6	SHARED VOTING POWER					36622
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER					56024
REPORTING
PERSON	8	SHARED DISPOSITIVE POWER					40
WITH


9		AGGREGATE AMOUNT BENEFICIALLY OWNED					56064
		BY EACH REPORTING PERSON


10		CHECK BOX IF THE AGGREGATE AMOUNT IN					NA
		ROW (9) EXCLUDES CERTAIN SHARES *


11		PERCENT OF CLASS REPRESENTED BY					11.11
		IN ROW 9


12		TYPE OF REPORTING PERSON					BK







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SECURITIES AND EXCHANGE COMMISSION
"WASHINGTON, D.C. 20549"

SCHEDULE 13 G

UNDER THE EXCHANGE ACT OF 1934


(AMENDMENT NO.		5	)


ITEM 1
(a)	Name of Issuer			BROWN AND SHARPE MANUFACTURING


(b)	Address of Issuer's 			P.O. Box  456 Precision Park
	Principal Executive Offices:			200 Frenchtown Road
				"North Kingston, R.I. 02852"


ITEM 2
(a)	Name of Person Filing			Fiduciary Trust Company International

(b)	Address of Principal
	"Business Office or , "			Two World Trade Center
	if non resident:			"New York, New York 10048"

( c )	Citizenship:			New York


(d)	Title of Class Securities:			COMMON


(e)	Cusip:			115223208


ITEM 3
The person filing is:

(a)		Broker or Dealer registered under Section 15 of the Act
(b)	X	Bank as defined in Section (a) (19) of the Act
( c )		Insurance Company as defined in section 3 (a) (19) of the Act
(d)		Investment Company registered under section 8 of the
		Investment Company Act.
(e)		Investment Advisor registered under section 203 of the
		Investment Advisors Act of 1940
(f)		"EBP, Pension Fund which is subject to the provisions of the "
		Employee Retirement Income Security Act of 1974 or
		Endowment Fund; see 240.13d-1 (b)  (1) (ii)  (F)
(g)		"Parent Holding Company,in accordance with 240.13d-1 (b)(ii)G"
(h)		"Group, in accordance with 240.13d-1 (b)  (1)  (ii)  (H)"



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ITEM 4
OWNERSHIP

(a)	Amount Beneficially Owned:						56064
(b)	Percent of Class						11.11
( c )	Number of shares as to which each person has:

	( I ) 	sole power to vote or to direct vote					19402
	(ii)	shared power to vote or to direct vote					36622
	(iii)	sole power to dispose or to direct
		disposition of					56024
	(iv)	shared power to dispose or to
		direct the disposition of					40

ITEM 5
Ownership of Five Percent or Less of a Class							NA

ITEM 6
Ownership of More Than Five Percent on Behalf of Another 							NA
Person

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported On By the Parent							NA
Holding Company

ITEM 8
Identification and Classification of Members of Group							NA

ITEM 9
Notice of Dissolution of Group							NA

ITEM 10
Certification

By signing below I certify that to the best of my knowledge
"and belief,the securities referred to above were acquired in " the ordinary course ofbusiness and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of suchsecurities and were not acquired in connection with or as a participantin any transaction having such purpose or effect.

Signature

"After reasonable inquiry and to the best of my knowledge and belief," I certify that the information set forth in this statement
"is true, complete and correct."

DATE					SIGNATURE

2/14/00

					F.K. Granville


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